EXHIBIT 12.2--Statement Regarding Computation of Ratio of Earnings to Fixed Charges



                                                                                                   Six months ended
                                                               Year ended                                June
General Felt                           ----------------------------------------------------------- -----------------
                                           1992         1993       1994        1995        1996      1996     1997
                                       ------------ ------------ --------- ------------- --------- --------- -------
                                                  (Dollars in thousands, except ratios)
Ratio of earnings to fixed charges
Consolidated pretax income (loss)
 from continuing operations  .........  $ (1,086)    $ (4,133)     $13,977  $ (11,048)     $24,809   $ 9,235   $6,088
Interest   ...........................     7,686        6,068        1,178      1,164        2,179       755      596
Interest portion of rental expense         1,116        1,268        1,175        944          706       380      315
                                        --------     --------     --------  ---------     --------  --------  -------
Earnings   ...........................  $  7,716     $  3,203      $16,330  $  (8,940)     $27,694   $10,370   $6,999
                                        ========     ========     ========  =========     ========  ========  =======
Interest   ...........................  $  7,686     $  6,068      $ 1,178  $   1,164      $ 2,179   $   755   $  596
Interest portion of rental expense         1,116        1,268        1,175        944          706       380      315
                                        --------     --------     --------  ---------     --------  --------  -------
Fixed charges    .....................  $  8,802     $  7,336      $ 2,353  $   2,108      $ 2,885   $ 1,135   $  911
                                        ========     ========     ========  =========     ========  ========  =======
Ratio of earnings to fixed charges                                    6.94                    9.60      9.14     7.68
                                                                  ========                ========  ========  =======
Deficiency    ........................  $  1,086     $  4,133               $  11,048
                                        ========     ========               =========



                                     II-14